UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 19, 2013

Juniper Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34501	770422528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1194 North Mathilda Avenue, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 745-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with a grade level promotion and expanded responsibilities, on July 19, 2013, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Juniper Networks, Inc. (the "Company") approved changes to the compensation of Robyn Denholm, the Company’s Chief Financial Officer. As a result, she received a promotion bonus of $500,000 and her annual base salary effective from July 1, 2013 was raised to $750,000, with an annual cash incentive target under the 2013 Executive Annual Incentive Plan of 150% of base salary. Ms. Denholm was also granted a restricted stock unit award on July 19, 2013.

In addition, Section 3(a) of the Severance Agreement between the Company and Ms. Denholm was amended on July 19, 2013 to read as follows:

"(a) In the event the Employee voluntarily terminates employment for "Good Reason", as defined below, or is terminated involuntarily by Company without Cause, as defined below, and provided in either such case the Employee executes and does not revoke a full release of claims with the Company (in a form satisfactory to the Company) (the "Release"), the Employee will be entitled to receive the severance benefits set out in subsections (i) and (ii). For purposes of this Agreement, "Cause" is defined as: (i) willfully engaging in gross misconduct that is demonstrably injurious to Company; (ii) willful act or acts of dishonesty or malfeasance undertaken by the individual; (iii) conviction of or a plea of nolo contendere to a felony; or (iv) willful and continued refusal or failure to substantially perform duties with Company (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute "Cause" only if such failure continues after the Company’s CEO or Board of Directors has provided the individual with a written demand for substantial performance setting forth in detail the specific respects in which it believes the individual has willfully and not substantially performed the individual’s duties thereof and has been provided a reasonable opportunity (to be not less than 30 days) to cure the same. "Good Reason" means Employee’s termination of employment following the expiration of any cure period (discussed below) following the occurrence, without Employee’s express written consent, of one or more of the following: (x) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction; or (y) a reduction by the Company in the base compensation or total target cash compensation of the Employee as in effect immediately prior to such reduction; or (z) the relocation of the Employee to a facility or a location more than forty (40) miles from such Employee‘s then present location. Employee will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Employee believes constitutes "Good Reason" specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(i) A cash payment in a lump sum (less any withholding taxes) equal to 15 months of base salary (as in effect immediately prior to the termination).

(ii) In lieu of continuation of benefits, Employee shall receive $18,000 (whether or not Employee elects COBRA).

(iii) Any portion of the Restricted Stock Unit award granted to Employee on July 19, 2013 that has not vested prior to the date of termination of employment shall immediately vest in full on the last day of Employee’s employment."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

July 25, 2013	By:	Mitchell L. Gaynor

Name: Mitchell L. Gaynor
Title: Executive Vice President and General Counsel